Filed Pursuant to Rule 424(b)(3)

Registration No. 333-286883

PROSPECTUS SUPPLEMENT NO. 2

(to Prospectus dated May 8, 2025)

STARDUST POWER INC.

Up to 13,024,513 Shares of Common Stock

This prospectus supplement supplements the prospectus dated May 8, 2025 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-286883). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 10, 2025 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus relates to the resale from time to time of up to 13,024,513 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of Stardust Power, Inc. (the “Company” or “Stardust Power”) by the selling stockholders identified in this prospectus (the “Selling Stockholders”), including their pledgees, assignees, donees, transferees or their respective successors-in-interest consisting of:

●	150,000 shares of Common Stock issued to J.V.B. Financial Group, LLC, for services provided through its Cohen & Company Capital Markets division (“J.V.B.”) related to the Company’s business combination completed on July 8, 2024 (the “J.V.B. Shares”);
●	977,653 shares of Common Stock (the “December 6, 2024 Loan Shares”) issued to a Selling Stockholder as partial consideration for the purchase of $1,750,000 of promissory notes pursuant to a terms sheet dated December 6, 2024 (the “December 6, 2024 Loan”);
●	488,826 shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock issued as partial consideration for the December 6, 2024 Loan (the “December 6, 2024 Loan Warrants”);
●	754,187 shares of Common Stock (the “December 13, 2024 Loan Shares”) issued to Selling Stockholders as partial consideration for the purchase in the aggregate of $1,800,000 of promissory notes pursuant to a terms sheet dated December 13, 2024 and securities purchase agreement dated April 2025 (the “December 13, 2024 Loan”);
●	377,092 shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock issued as partial consideration for the December 13, 2024 Loan (the “December 13 2024 Loan Warrants”);
●	128,504 shares of Common Stock (the “2024 Private Placement Shares”) issued to Selling Stockholders in a private placement pursuant to a terms sheet entered into on December 31, 2024 (the “2024 Private Placement”);
●	64,251 shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock issued in the 2024 Private Placement (the “2024 Private Placement Warrants”);
●	500,000 shares of Common Stock (the “License Agreement Shares”) issued to a Selling Stockholder pursuant to a License Agreement dated February 7, 2025; and
●	9,584,000 shares of Common Stock issuable upon the exercise of warrants to purchase shares of Common Stock (the “Inducement Warrants,” and together with the December 6 2024 Loan Warrants, December 13 2024 Loan Warrants and 2024 Private Placement Warrants, the “Warrants”), issued to a Selling Stockholder in connection with the exercise of existing warrants to purchase shares of Common Stock pursuant to a warrant inducement agreement date March 16, 2025 (the “Warrant Inducement”).

The Selling Stockholders, or its or their pledgees, assignees, donees, transferees or their respective successors-in-interest, from time to time may offer and sell through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices the shares held by them directly or through underwriters, agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus. See “Plan of Distribution” beginning on page 114 of this prospectus for more information about how the Selling Stockholders may sell their respective Common Stock. The Selling Stockholders may be deemed “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our Common Stock by the Selling Stockholders. However, we may receive up to $17,405,743 aggregate gross proceeds if the Warrants are exercised for cash. We will pay the expenses incurred in registering under the Securities Act the offer and sale of the shares of Common Stock to which this prospectus relates by the Selling Stockholder, including legal and accounting fees.

Our Common Stock is currently traded on The Nasdaq Global Market (“Nasdaq”) under the trading symbol “SDST.” On June 9, 2025, the closing sale price of our Common Stock as reported by Nasdaq was $0.61.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act, and a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to reduced public company reporting requirements. As such, we have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our Common Stock.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 5 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 10, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2025

STARDUST POWER INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39875	99-3863616
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

15 E. Putnam Ave, Suite 378

Greenwich, Connecticut 06830

(Address of Principal Executive Offices) (Zip Code)

800-742-3095

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SDST	The Nasdaq Global Market
Redeemable warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	SDSTW	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.07 SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

At the 2025 Annual Meeting of Stockholders of Stardust Power, Inc. (the “Company”) held on June 9, 2025, the Company’s stockholders voted upon the following four proposals, each of which is described in more detail in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 28, 2025. The final vote results for each proposal were as follows:

Proposal 1: Election of Directors

The stockholders elected each of the individuals set forth below to the Board of Directors of the Company (the “Board”) to serve a one-year term expiring at the Company’s 2026 annual meeting of stockholders:

	FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
Roshan Pujari	39,824,281	63,384	350,206	6,457,054
Anupam Agarwal	39,816,406	68.859	352,606	6,457,054
Martyn Buttenshaw	39,822,701	66,767	348,403	6,457,054
Charlotte Nangolo	39,816,740	70,284	350,847	6,457,054
Mark Rankin	39,839,073	47,842	350,956	6,457,054
Michael Earl Cornett Sr.	39,839,451	47,646	350,956	6,457,054
Sudhindra Kankanwadi	39,817,758	69,207	350,906	6,457,054

Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm

The appointment of KNAV CPA LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025 was ratified by the stockholders, with votes as follows:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
46,123,756	206,127	365,042	-

Proposal 3: Reverse Stock Split

The stockholders approved an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s Common Stock, at a ratio in the range of 1 for 10 to 1 for 100, with the exact ratio to be determined in the discretion of the Board and with such reverse stock split to be effected at such time and date, if at all, as determined by the Board in its sole discretion, with votes as follows:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
45,825,205	508,447	361,273	-

Proposal 4: Approval of Issuance of Common Stock upon Exercise of Certain Warrants in Accordance with the Nasdaq Listing Rule 5635(d)

The stockholders approved the issuance of up to an aggregate of 9,584,000 shares of the Company’s Common Stock issuable upon the exercise of certain warrants to purchase the Company’s Common Stock, in accordance with Nasdaq Listing Rule 5635(d), with votes as follows:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
39,765,068	129,658	343,145	6,457,054

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARDUST POWER INC.

	By:	/s/ Roshan Pujari
	Name:	Roshan Pujari
	Title:	Chief Executive Officer
Dated: June 10, 2025